Exhibit 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Media — Kim Link (314) 994-2936
FOR IMMEDIATE RELEASE
December 29, 2005
Arch Coal Announces Conclusion of the Conversion Price
Determination Period for Its Conversion Offer
     ST. LOUIS (December 29, 2005) — Arch Coal, Inc. (NYSE: ACI) today announced that the determination period for the conversion premium to be paid in connection with the company’s conversion offer for its 5% Perpetual Cumulative Convertible Preferred Stock has concluded. Each share of preferred stock validly tendered and accepted for conversion will be converted into an aggregate of 2.4424 shares of the company’s common stock, which includes a conversion premium of .0439 shares. The conversion premium represents the amount of shares of common stock determined by dividing (i) $3.50 by (ii) $79.65, the volume-weighted average of the reported sales prices on the New York Stock Exchange of the company’s common stock during the ten trading days from Wednesday, December 14, 2005 through Wednesday, December 28, 2005.
     On December 1, 2005, Arch commenced an offer to pay a premium to holders of any and all of its 5% Perpetual Cumulative Convertible Preferred Stock who elect to convert their preferred stock to shares of the company’s common stock subject to the terms of the offer. The offer is scheduled to expire at 12:00 midnight, Eastern Standard Time, on Friday, December 30, 2005. If all shares of preferred stock that were outstanding as of the commencement of the offer were validly tendered and accepted for conversion, Arch would issue an aggregate of approximately 6,895,510 shares of common stock pursuant to the conversion terms of the preferred stock, plus an aggregate conversion premium of approximately 126,209 shares of common stock.
     The offer is being made pursuant to an offering circular dated November 30, 2005, an offering circular supplement dated December 5, 2005, a second offering circular supplement dated December 13, 2005, a third offering circular supplement dated December 16, 2005 and related documents. The completion of the offer is subject to conditions described in the conversion offer documents.
     This press release is not an offer to convert, or a solicitation of an offer to convert, any preferred stock. The conversion offer is being made only on the terms and subject to the conditions described in the offering circular, the offering circular supplements and related documents. Copies of the offering circular, the offering circular supplements and related documents have been filed with the Securities and Exchange Commission as exhibits to a Schedule TO. Holders of preferred stock may address questions about the conversion offer or requests for copies of the offering circular, the offering circular supplements and related documents to American Stock Transfer & Trust Company by calling toll-free at (800) 937-5449.
     St. Louis-based Arch Coal is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 7% of the electricity generated in the United States.
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